Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements includes an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a substantial amount of debt maturing in 2014 for which the Company does not have committed funding sources and these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Omaha, Nebraska

April 16, 2014